Exhibit (m)(5)(b) Amended Appendix A to the Distribution Plan pursuant to Rule 12b-1 for the Investor Class Shares

APPENDIX A

(to the Investor Class Shares

Service and Distribution Plan Under Rule 12b-1)

September 11, 2007

Forward Hoover Small Cap Equity Fund

Forward Hoover Mini-Cap Fund

Forward Progressive Real Estate Fund

Forward International Equity Fund

Forward International Small Companies Fund

Forward Global Emerging Markets Fund

Sierra Club Stock Fund

Forward Large Cap Equity Fund

Forward International Fixed Income Fund